EXHIBIT 99.1

News Release
The York Water Company
130 East Market Street
Contact:	Jeffrey R. Hines, President	York, PA 17401
or
Kathleen M. Miller, Chief Financial Officer

Phone:	717-845-3601	FOR IMMEDIATE RELEASE

THE YORK WATER COMPANY ANNOUNCES SECOND QUARTER AND SIX MONTH EARNINGS

York, Pennsylvania, August 6, 2010:  The York Water Company's (NASDAQ:YORW) President, Jeffrey R. Hines, announced today the Company's financial results for the second quarter and the first six months of 2010.

President Hines reported that second quarter operating revenues of $9,748,000 increased $538,000 and net income of $2,344,000 increased $431,000 compared to the second quarter of 2009.  Earnings per share of $0.18 for the three-month period increased $0.01 over the same period last year.

President Hines also reported that the first six months operating revenues of $18,764,000 increased $780,000, and net income of $4,183,000 increased $773,000 compared to the first six months of 2009.  Higher water revenues due to growth in the customer base, an increase in the Distribution System Improvement Charge (DSIC), and lower expenses, caused the majority of the increase in net income.  DSIC is a Pennsylvania Public Utility Commission allowed charge that water utilities collect from customers for the replacement of aging infrastructure.

Lower interest expense due to a reduction in rates and outstanding debt, reduced retirement costs, and higher capitalized expenses made up most of the reduction in expenses compared to the first six months of 2009.  2009 operating expenses included a one-time vacation accrual adjustment that resulted in a reduction in net income of $152,000 compared to 2010.  Earnings per share of $0.33 for the six-month period increased $0.03 over the same period last year.

During the first six months of 2010, the Company invested $3.6 million in construction projects.  The majority of the construction expenditures were for upgrades and additions to current facilities as well as replacements of aging infrastructure.  The Company plans to continue to invest in infrastructure at a rate necessary to ensure a safe, adequate and reliable supply of drinking water.

Period Ended June 30
In 000's (except per share)
	Quarter		Six Months
	2010	2009	2010	2009
Operating Revenues	$ 9,748	$ 9,210	$ 18,764	$ 17,984
Net Income	$ 2,344	$ 1,913	$ 4,183	$ 3,410
Average Number of Common Shares Outstanding	12,614	11,411	12,593	11,393
Basic Earnings Per Common Share	$ 0.18	$ 0.17	$ 0.33	$ 0.30
Dividends Paid Per Common Share	$ 0.128	$ 0.126	$ 0.256	$ 0.252

This news release may contain forward-looking statements regarding the Company’s operational and financial expectations. These statements are based on currently available information and are subject to risks, uncertainties, and other events which could cause the Company’s actual results to be materially different from the results described in this statement. The Company undertakes no duty to update any forward-looking statement.

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